                                                                     Exhibit 3.1

                               CHAMP PACIFIC GROUP
              ROOM 1806, HUTCHISON HOUSE, 10 HARCOURT ROAD, CENTRAL
                                    HONG KONG



25 OCT 1999

The Directors
Portal Net Limited
Room 1806 Hutchison House
10 Harcourt Road Central
Hong Kong

Re: Portal Net Limited - Use of Office Space and Address


Dear Sirs,

We hereby advise that the Board of Directors of Champ Pacific Capital Limited ("The Company") has authorized the Officers and Directors of Portal Net Limited to use, at no cost to Portal Net Limited, its office space at Room 1806, Hutchison House, 10 Harcourt Road, Central, Hong Kong (the "Office Address"), with immediate effect until such time as Portal Net Limited completes an acquisition or merger. During this period, Portal Net Limited is also authorized to use the Office Address as Portal Net Limited's correspondence address at no cost. We agree that Portal Net Limited shall continue to be entitled to use any such address the Company may occupy until such time as Portal Net Limited completes an acquisition or merger, should the Company move from its present location. We request Portal Net Limited to notify us as soon as such a transaction is completed.

Please instruct Portal Net Limited's Officers and Directors only to use the Office Address as Portal Net Limited's correspondence address and should not represent the Office Address as Portal Net Limited's registered or business address in Hong Kong to any third parties.

We also note that the Officers and Directors might use the Office Address to carry out other lawful activities not relating to those of Portal Net Limited. Under such circumstances, Portal Net Limited should not bear any legal responsibilities for these actions.

A copy of The Company's Minutes of the Board of Directors authorizing the above arrangement is hereby attached for your reference and record.


Yours faithfully,
For and on behalf of
CHAMP PACIFIC CAPITAL LIMITED



/s/ CHAN SHEUNG WAI
Chan Sheung Wai, Director